C.H. Robinson Completes Sale of European Surface Transportation Business to sennder Technologies GmbH

February 3, 2025, Eden Prairie, Minnesota – Global logistics leader C.H. Robinson today announced the successful closing of the sale of its European Surface Transportation business (“EST”) to sennder Technologies GmbH (“sennder”), the leading digital road freight forwarder in Europe.

All regulatory clearances have been received for the acquisition. The closing date is effective February 1, 2025. Through this transaction, the EST operations of C.H. Robinson will become part of sennder.

As an employer of choice in Europe and a global, industry-leading logistics provider, C.H. Robinson remains focused on delivering customer value through exceptional service and innovative solutions from its European Global Forwarding and Managed Solutions teams. The Company will continue to invest in key trade lanes, products, and technology within the region.

The terms of the transaction will not be disclosed.

About C.H. Robinson
C.H. Robinson delivers logistics like no one else™. Companies around the world look to us to reimagine supply chains, advance freight technology, and solve logistics challenges—from the simple to the most complex. 83,000 customers and 450,000 contract carriers in our network trust us to manage 37 million shipments and $23 billion in freight annually. Through our unmatched expertise, unrivaled scale, and tailored solutions, we ensure the seamless delivery of goods across industries and continents via truckload, less-than-truckload, ocean, air, and beyond. As a responsible global citizen, we make supply chains more sustainable and proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

CONTACT:
Chuck Ives, Senior Director, Investor Relations
Chuck.ives@chrobinson.com